   As filed with the Securities and Exchange Commission on September 18, 2000.

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                          ___________________________

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                                  INSYNQ, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                               74-2964608
    (State or Other Jurisdiction of      (I.R.S. Employer Identification Number)
     Incorporation or Organization)


                              1101 BROADWAY PLAZA
                            TACOMA, WASHINGTON 98402
              (Address of Principal Executive Offices) (Zip Code)
                           _________________________

                         2000 LONG TERM INCENTIVE PLAN
                            (Full Title of the Plan)
                           _________________________

                                 JOHN P. GORST
                                  INSYNQ, INC.
                              1101 BROADWAY PLAZA
                            TACOMA, WASHINGTON 98402
                    (Name and Address of Agent for Service)

                                 (253) 284-2000
         (Telephone Number, Including Area Code, of Agent for Service)

================================================================================


                        CALCULATION OF REGISTRATION FEE

                                                     Proposed        Proposed
                                                     Maximum         Maximum
Title of Securities             Amount to be      Offering Price    Aggregate        Amount of
to be Registered               Registered(1)        Per Share     Offering Price  Registration Fee
---------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value

  Shares Subject to
  Options Granted
  under the 2000
  Long Term Incentive
  Plan....................  5,275,460 shares               $1.11     $ 5,855,761        $ 1,715.97

  To be issued under the
  2000 Long Term
  Incentive Plan..........  11,399,840 shares              $1.64     $18,695,737        $ 4,935.67

          TOTAL             16,675,300 shares                        $24,551,498        $ 6,651.64
---------------------------------------------------------------------------------------------------

(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration statement has been broken down into two subtotals. Represents the maximum number of shares of Common Stock of the Registrant which could be purchased upon exercise of all stock options now outstanding or which may hereafter be granted under the 2000 Long Term Incentive Plan.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Such computation is based on the weighted average exercise prices of options to acquire 5,275,460 shares of Common Stock which have been granted under the 2000 Long Term Incentive Plan

(3) Computed in accordance with Rule 457 (c) and (h) under the Securities Act of 1933, as amended. The estimated exercise price of $1.64 per share was computed by averaging the bid and asked prices reported by the Over the Counter Market on September 14, 2000 with respect to 11,399,840 shares of Common Stock as to which options or rights to purchase have not been granted as of the date of filing this Registration Statement.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

  The information specified by Item 1 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Act and the introductory note to Part I of Form S-8.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

  The information specified by Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Act and the introductory note to Part I of Form S-8.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The documents set forth below are hereby incorporated by reference in this
Registration Statement.   All documents subsequently filed by Insynq, Inc. (the
"Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as such statement is so modified or superceded.

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2000.

     (2) The Company's Quarterly Reports on Form 10-QSB for the quarters ended August 31, 1999, November 30, 1999 and February 29, 2000, as amended.

     (3) The Company's Current Reports on Form 8-K dated March 3, 2000, April 6, 2000, June 29, 2000, and August 17, 2000 as amended.

     (4) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above.

     (5) The description of the Company's Common Stock contained in the Company's Form S-1/A Registration Statement dated December 3, 1993 and filed with the Securities and Exchange Commission (the "Commission"), including any amendments or reports filed for the purposes of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES.

  Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

  Not applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation, contains a provision eliminating the monetary liability of a director for breach of fiduciary duty, subject to certain exceptions. The provision does not eliminate a director's liability for (i) breaches of the director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Furthermore, the provision does not limit equitable remedies, such as an injunction or rescission for breach of a director's fiduciary duty of care.

  The Delaware General Corporation Law permits, and in some cases requires, a corporation to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

  Article IX of the Company's Bylaws provides for indemnification of and advancement of expenses to directors, officers, employees, and agents to the fullest extent authorized or permitted by the Delaware General Corporation Law.

  The Company has in force an officers' and directors' liability insurance policy insuring, up to specified amounts and with specified exceptions, directors and officers and former directors and officers of the Company and its subsidiaries against damages, judgments, settlements and costs for which they are not indemnified by the Company that any such persons may become legally obligated to pay on account of claims made against them for any error, misstatement or misleading statement, act or omission, or neglect or breach of duty committed, attempted or allegedly committed or attempted by such persons in the discharge of their duties to the Company in their capacities as directors or officers, or any matter claimed against them solely by reason of their serving in such capacities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

  Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.  Description
-----------  -----------

5.1*      Opinion of Locke Liddell & Sapp LLP.
23.1* Consent of G. Brad Beckstead CPA for Financial Statements for the years ended May 31, 1999 and May 31, 2000.
23.2*     Consent of Locke Liddell & Sapp LLP (included in opinion filed as
          Exhibit 5.1).
24* Power of Attorney (included on the signature page of this Registration Statement).
99.1 InsynQ, Inc. 2000 Long Term Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
_____________
*      Filed herewith.

ITEM 9.  UNDERTAKINGS.

     (a) The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Gorst and DJ Johnson, each of them or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration Statement now or hereafter filed by or on behalf of InsynQ, Inc. (the "Company") covering securities issued or issuable under or in connection with the Company's 2000 Long Term Incentive Plan (as now or hereafter amended) and to file the same, with all exhibits thereto, and other documents required in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or any one of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                   SIGNATURES


     Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on the 18th day of September, 2000.

                                    INSYNQ, INC.



                                    By:  /s/ John P. Gorst
                                        ------------------------------
                                           John P. Gorst
                                           Chairman of the Board and
                                           Chief Executive Officer

     Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title
---------                    -----


  /s/ John P. Gorst          Chairman of the Board and Chief Executive Officer
--------------------------
John P. Gorst


  /s/ M. Carroll Benton      Director, Secretary and Treasurer
--------------------------
M. Carroll Benton


  /s/ David D. Selmon        Director
--------------------------
David D. Selmon


  /s/ DJ Johnson             Chief Financial Officer
--------------------------
DJ Johnson